Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Amendment No. 35 to the Registration Statement on Form N-1A of Fidelity Revere Street Trust: Fidelity Municipal Cash Central Fund of our report dates July 15, 2014; and Fidelity Cash Central Fund of our report dated July 16, 2014; and Fidelity Securities Lending Cash Central Fund of our report dated July 21, 2014 relating to the financial statements and financial highlights included in the May 31, 2014 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the heading "Independent Registered Public Accounting Firm" in the Part B of this Amendment.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts July 24, 2014